Exhibit 5

[Letterhead of Leggett & Platt, Incorporated]

May 8, 2015

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

Ladies and Gentlemen:

I am the Senior Vice President, Chief Legal & HR Officer and Secretary of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), and in such capacity I am familiar with the Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933, as amended (the “Securities Act”), to register 4,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”) and Stock Units convertible into Shares to be offered or sold pursuant to the Company’s Flexible Stock Plan, as amended and restated, effective as of May 5, 2015 (the “Plan”).

I have examined originals or copies, certified or otherwise, identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I deemed necessary for the purposes of the opinion expressed herein. I have assumed the genuineness of all signatures on all documents examined by me, the authenticity of all documents submitted to me as originals, and the conformity to authentic originals of all documents submitted to me as certified or photostatic copies. I have also assumed the due execution and delivery of all documents.

On the basis of the foregoing, I am of the opinion that when the Registration Statement, including any amendments thereto, shall have become effective under the Securities Act, and the Shares and Stock Units have been issued and fully paid for in accordance with the terms of the Plan, then the:

1.	Shares will be validly issued, fully paid and non-assessable; and

2.	Stock Units will constitute valid and binding obligations enforceable against the Company in accordance with their terms.

The opinions set forth above are subject to the following qualifications and exceptions:

a)	The opinions are qualified by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally.

b)	The opinions are qualified by the effect of general principles of equity, including (without limitation) concepts of specific performance, injunctive relief, good faith, unfair dealing and unreasonable conduct of the party seeking enforcement, including concepts of coercion, duress, unconscionability, undue influence, laches, estoppel, and similar doctrines.

c)	The opinions are qualified by the effect of any applicable federal or state law and consideration of public policy on the enforceability of indemnification provisions contained in any such documents.

d)	The opinions are not rendered with respect to any laws other than the laws of the State of Missouri, excluding Missouri state blue sky law securities matters.

I consent to the use of my name in the Registration Statement and the filing of this opinion as an exhibit to the Registration Statement, and to the discussion of such opinion in any applicable prospectus. I also consent to your filing copies of this opinion as an exhibit to the Registration Statement with such agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Shares and Stock Units.

Yours truly,

/s/ JOHN G. MOORE

John G. Moore
Senior Vice President, Chief Legal & HR Officer and Secretary